PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net income to EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31,	August 1,	July 31,	August 1,
	2011	2010	2011	2010
GAAP Net income	$12,622	$7,607	$11,173	$16,620

Add: interest expense	1,907	1,827	5,499	7,807
Add: income tax expense	4,895	2,910	11,638	5,790
Add: depreciation and amortization	23,229	21,536	68,923	65,247
Add(less): special items (a)	5,479	100	37,671	(3,176)
EBITDA	$48,132	$33,980	$134,904	$92,288

(a)	Special items consist of debt extinguishment loss and non-cash consolidation and restructuring charges/(credits), warrants expense (income), deferred financing fees write-off and stock compensation expense